Exhibit 2
                           ACTION BY WRITTEN CONSENT
                              OF THE INCORPORATOR
                                      OF
                      TOTALSOFT ACQUISITION GROUP, INC.,
                           a California Corporation,
                              As of May 22, 2008

The undersigned incorporator of TOTALSOFT ACQUISITION GROUP, INC., a California corporation, took the following actions on the above date, pursuant to the California Business Corporation Act:

Until otherwise determined by the Board, the number of members comprising the Board of Directors shall be one (1). Each person named below has been elected by me as a director of said corporation to hold office until the first annual meeting of stockholders or until his or her successor is elected and qualified:

Mark H. Rhynes




                         Signed as of the above date.

                     /s/ LegalZoom.com, Inc., Incorporator
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